EXHIBIT 3.1

ARTICLES SUPPLEMENTARY
OF
CORPORATE OFFICE PROPERTIES TRUST

CORPORATE OFFICE PROPERTIES TRUST, a Maryland real estate investment trust (hereinafter called the “Trust”), having its principal office in Columbia, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

FIRST: Under a power contained in Section 3-802(c) of Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), by resolutions of its Board of Trustees (the “Board of Trustees”) duly adopted by unanimous consent, the Trust prohibited the Company from electing to be subject to Section 3-803 of the MGCL as provided herein.

SECOND: The resolutions referred to above provide that the Trust may not elect to be subject to the provisions of Section 3-803 of the MGCL, or otherwise provide for the trustees of the Trust to be divided into classes pursuant to Title 3, Subtitle 8 of the MGCL, unless such election is first approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of trustees.

THIRD: The election to prohibit the Trust from becoming subject to Section 3-803 of the MGCL without the stockholder approval referenced above has been approved by the Board of Trustees in the manner and by the vote required by law.

FOURTH: The undersigned officer acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these presents to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Senior Vice President, General Counsel and Secretary on September 22, 2014.

WITNESS: /s/ Karen M. Singer Name: Karen M. Singer Title: Senior Vice President, General Counsel and Secretary	CORPORATE OFFICE PROPERTIES TRUST /s/ Roger A. Waesche, Jr. Name: Roger A. Waesche, Jr. Title: President and Chief Executive Officer

THE UNDERSIGNED, Senior Vice President, General Counsel and Secretary of CORPORATE OFFICE PROPERTIES TRUST, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the official act of said Trust and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Karen M. Singer
Name: Karen M. Singer
Title: Senior Vice President, General
Counsel and Secretary